                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)
--------------------------------------------------------------------------------

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
      PURSUANT TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                              (AMENDMENT NO. 11)(1)


                            THE TIMES MIRROR COMPANY
--------------------------------------------------------------------------------
                                (Name of Issuer)


                Series C Common Stock, par value $1.00 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  887 364 30 5
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

               [ ]    Rule 13d-1(b)

               [ ]    Rule 13d-1(c)

               [X]    Rule 13d-1(d)






--------------------------

         (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                               Page 1 of 23 Pages

---------------------                                         -----------------
CUSIP NO. 887364 30 5                 13G                     PAGE 2 OF 23 PAGES
---------------------                                         -----------------

-------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Gwendolyn Garland Babcock
-------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [ ]

          N/A                                                           (b)  [ ]
-------------------------------------------------------------------------------
   3      SEC USE ONLY

-------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.
-------------------------------------------------------------------------------
                        5      SOLE VOTING POWER
  NUMBER OF                    0
   SHARES              --------------------------------------------------------
 BENEFICIALLY           6      SHARED VOTING POWER
  OWNED BY                     14,522,102
    EACH               --------------------------------------------------------
  REPORTING             7      SOLE DISPOSITIVE POWER
 PERSON WITH                   0
                       --------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
                               14,522,102
-------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          14,522,102
-------------------------------------------------------------------------------
  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                            [ ]

          N/A
-------------------------------------------------------------------------------
  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          79.6%
-------------------------------------------------------------------------------
  12      TYPE OF REPORTING PERSON*

          00 (Trustee)
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                         -----------------
CUSIP NO. 887364 30 5                 13G                     PAGE 3 OF 23 PAGES
---------------------                                         -----------------

-------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Bruce Chandler
-------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [ ]

          N/A                                                           (b)  [ ]
-------------------------------------------------------------------------------
   3      SEC USE ONLY

-------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.
-------------------------------------------------------------------------------
                        5      SOLE VOTING POWER
  NUMBER OF                    0
   SHARES              --------------------------------------------------------
 BENEFICIALLY           6      SHARED VOTING POWER
  OWNED BY                     14,521,654
    EACH               --------------------------------------------------------
  REPORTING             7      SOLE DISPOSITIVE POWER
 PERSON WITH                   0
                       --------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
                               14,521,654
-------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          14,521,654
-------------------------------------------------------------------------------
  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                            [ ]

          N/A
-------------------------------------------------------------------------------
  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          79.6%
-------------------------------------------------------------------------------
  12      TYPE OF REPORTING PERSON*

          00 (Trustee)
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                         -----------------
CUSIP NO. 887364 30 5                 13G                     PAGE 4 OF 23 PAGES
---------------------                                         -----------------

-------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          William Stinehart, Jr.
-------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [ ]

          N/A                                                           (b)  [ ]
-------------------------------------------------------------------------------
   3      SEC USE ONLY

-------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.
-------------------------------------------------------------------------------
                        5      SOLE VOTING POWER
  NUMBER OF                    0
   SHARES              --------------------------------------------------------
 BENEFICIALLY           6      SHARED VOTING POWER
  OWNED BY                     14,521,654
    EACH               --------------------------------------------------------
  REPORTING             7      SOLE DISPOSITIVE POWER
 PERSON WITH                   0
                       --------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
                               14,521,654
-------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          14,521,654
-------------------------------------------------------------------------------
  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                            [ ]

          N/A
-------------------------------------------------------------------------------
  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          79.6%
-------------------------------------------------------------------------------
  12      TYPE OF REPORTING PERSON*

          00 (Trustee)
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                         -----------------
CUSIP NO. 887364 30 5                 13G                     PAGE 5 OF 23 PAGES
---------------------                                         -----------------

-------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Camilla Chandler Frost
-------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [ ]

          N/A                                                           (b)  [ ]
-------------------------------------------------------------------------------
   3      SEC USE ONLY

-------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.
-------------------------------------------------------------------------------
                        5      SOLE VOTING POWER
  NUMBER OF                    57,264
   SHARES              --------------------------------------------------------
 BENEFICIALLY           6      SHARED VOTING POWER
  OWNED BY                     14,521,654
    EACH               --------------------------------------------------------
  REPORTING             7      SOLE DISPOSITIVE POWER
 PERSON WITH                   57,264
                       --------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
                               14,521,654
-------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          14,578,918
-------------------------------------------------------------------------------
  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                            [ ]

          N/A
-------------------------------------------------------------------------------
  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          79.9%
-------------------------------------------------------------------------------
  12      TYPE OF REPORTING PERSON*

          00 (Trustee)
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                         -----------------
CUSIP NO. 887364 30 5                 13G                     PAGE 6 OF 23 PAGES
---------------------                                         -----------------

-------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Douglas Goodan
-------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [ ]

          N/A                                                           (b)  [ ]
-------------------------------------------------------------------------------
   3      SEC USE ONLY

-------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.
-------------------------------------------------------------------------------
                        5      SOLE VOTING POWER
  NUMBER OF                    0
   SHARES              --------------------------------------------------------
 BENEFICIALLY           6      SHARED VOTING POWER
  OWNED BY                     14,521,654
    EACH               --------------------------------------------------------
  REPORTING             7      SOLE DISPOSITIVE POWER
 PERSON WITH                   0
                       --------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
                               14,521,654
-------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          14,521,654
-------------------------------------------------------------------------------
  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                            [ ]

          N/A
-------------------------------------------------------------------------------
  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          79.6%
-------------------------------------------------------------------------------
  12      TYPE OF REPORTING PERSON*

          00 (Trustee)
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                         -----------------
CUSIP NO. 887364 30 5                 13G                     PAGE 7 OF 23 PAGES
---------------------                                         -----------------

-------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Judy C. Webb
-------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [ ]

          N/A                                                           (b)  [ ]
-------------------------------------------------------------------------------
   3      SEC USE ONLY

-------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.
-------------------------------------------------------------------------------
                        5      SOLE VOTING POWER
  NUMBER OF                    0
   SHARES              --------------------------------------------------------
 BENEFICIALLY           6      SHARED VOTING POWER
  OWNED BY                     14,521,654
    EACH               --------------------------------------------------------
  REPORTING             7      SOLE DISPOSITIVE POWER
 PERSON WITH                   0
                       --------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
                               14,521,654
-------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          14,521,654
-------------------------------------------------------------------------------
  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                            [ ]

          N/A
-------------------------------------------------------------------------------
  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          79.6%
-------------------------------------------------------------------------------
  12      TYPE OF REPORTING PERSON*

          00 (Trustee)
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                         -----------------
CUSIP NO. 887364 30 5                 13G                     PAGE 8 OF 23 PAGES
---------------------                                         -----------------

-------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Warren B. Williamson
-------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [ ]

          N/A                                                           (b)  [ ]
-------------------------------------------------------------------------------
   3      SEC USE ONLY

-------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.
-------------------------------------------------------------------------------
                        5      SOLE VOTING POWER
  NUMBER OF                    0
   SHARES              --------------------------------------------------------
 BENEFICIALLY           6      SHARED VOTING POWER
  OWNED BY                     14,521,654
    EACH               --------------------------------------------------------
  REPORTING             7      SOLE DISPOSITIVE POWER
 PERSON WITH                   0
                       --------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
                               14,521,654
-------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          14,521,654
-------------------------------------------------------------------------------
  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                            [ ]

          N/A
-------------------------------------------------------------------------------
  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          79.6%
-------------------------------------------------------------------------------
  12      TYPE OF REPORTING PERSON*

          00 (Trustee)
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                         -----------------
CUSIP NO. 887364 30 5                 13G                     PAGE 9 OF 23 PAGES
---------------------                                         -----------------



Item 1.           Issuer.

         (a)      Name of Issuer:

                  The Times Mirror Company (the "Issuer")

         (b)      Address of Issuer's Principal Executive Offices:

                  Times Mirror Square, Los Angeles, California 90053

Item 2.           Security and Background.

         (a)      Name of Person Filing:

                  The person filing this Schedule 13G is Gwendolyn Garland Babcock, an individual.

         (b)      Residence Address:

                  The residence address of Ms. Babcock is 1500 Park Place, San Marino, California 91108.

         (c)      Citizenship:

                  Ms. Babcock is a citizen of the United States.

         (d)      Title and Class of Securities:

                  Series C Common Stock. The Series C Common Stock is convertible into Series A Common Stock of the Issuer at any time on a one for one basis.



         (e)      CUSIP No.:

                  887364 30 5

Item 3.           Filings under Rules 13d-1(b), or 13d-2(b) or (c).

                  Not Applicable.

Item 4.           Ownership.

         (a)      Amount Beneficially Owned:

                  14,522,102

         (b)      Percent of Class:

                  Approximately 79.6%, based on 18,246,414 shares of Series C Common Stock of the Issuer outstanding as of December 31, 1999.

         (c)      Voting and Dispositive Power:

                  Ms. Babcock has (i) sole power to vote or to direct the vote of 0 shares, (ii) shared power to vote or direct the vote of 14,522,102 shares, (iii) sole power to dispose or direct the

---------------------                                        ------------------
CUSIP NO. 887364 30 5                 13G                    PAGE 10 OF 23 PAGES
---------------------                                        ------------------



                  disposition of 0 shares and (iv) shared power to dispose of or direct the disposition of 14,522,102 shares of Series C Common Stock of the Issuer beneficially owned by her.

Item 5.           Ownership of Five Percent or Less of a Class.

                  Not Applicable.

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.

                  Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

                  Not Applicable.

Item 8.           Identification and Classification of Members of the Group.

                  Not Applicable.

Item 9.           Notice of Dissolution of Group.

                  Not Applicable.

Item 10.          Certification.

                  Not Applicable.

---------------------                                        ------------------
CUSIP NO. 887364 30 5                 13G                    PAGE 11 OF 23 PAGES
---------------------                                        ------------------



Item 1.           Issuer.

         (a)      Name of Issuer:

                  The Times Mirror Company (the "Issuer")

         (b)      Address of Issuer's Principal Executive Offices:

                  Times Mirror Square, Los Angeles, California 90053

Item 2.           Security and Background.

         (a)      Name of Person Filing:

                  The person filing this Schedule 13G is Bruce Chandler, an individual.

         (b)      Residence Address:

                  The residence address of Mr. Chandler is 1600 South Bayfront, Balboa Island, California 92611.

         (c)      Citizenship:

                  Mr. Chandler is a citizen of the United States.

         (d)      Title and Class of Securities:

                  Series C Common Stock. The Series C Common Stock is convertible into Series A Common Stock of the Issuer at any time on a one for one basis.

         (e)      CUSIP No.:

                  887364 30 5

Item 3.           Filings under Rules 13d-1(b), or 13d-2(b) or (c).

                  Not Applicable.

Item 4.           Ownership.

         (a)      Amount Beneficially Owned:

                  14,521,654

         (b)      Percent of Class:

                  Approximately 79.6%, based on 18,246,414 shares of Series C Common Stock of the Issuer outstanding as of December 31, 1999.

         (c)      Voting and Dispositive Power:

                  Mr. Chandler has (i) sole power to vote or to direct the vote of 0 shares, (ii) shared power to vote or direct the vote of 14,521,654 shares, (iii) sole power to dispose or direct the

---------------------                                        ------------------
CUSIP NO. 887364 30 5                 13G                    PAGE 12 OF 23 PAGES
---------------------                                        ------------------



                  disposition of 0 shares and (iv) shared power to dispose of or direct the disposition of 14,521,654 shares of Series C Common Stock of the Issuer beneficially owned by him.


Item 5.           Ownership of Five Percent or Less of a Class.

                  Not Applicable.


Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.

                  Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

                  Not Applicable.

Item 8.           Identification and Classification of Members of the Group.

                  Not Applicable.

Item 9.           Notice of Dissolution of Group.

                  Not Applicable.

Item 10.          Certification.

                  Not Applicable.

---------------------                                        ------------------
CUSIP NO. 887364 30 5                 13G                    PAGE 13 OF 23 PAGES
---------------------                                        ------------------



Item 1.  Issuer.

         (a)      Name of Issuer:

                  The Times Mirror Company (the "Issuer")

         (b)      Address of Issuer's Principal Executive Offices:

                  Times Mirror Square, Los Angeles, California 90053

Item 2.           Security and Background.

         (a)      Name of Person Filing:

                  The person filing this Schedule 13G is William Stinehart, Jr., an individual.

         (b)      Principal Business Address:

                  The principal business address of Mr. Stinehart is Gibson, Dunn & Crutcher LLP, 2029 Century Park East, Los Angeles, California 90067.

         (c)      Citizenship:

                  Mr. Stinehart is a citizen of the United States.

         (d)      Title and Class of Securities:

                  Series C Common Stock. The Series C Common Stock is convertible into Series A Common Stock of the Issuer at any time on a one for one basis.

         (e)      CUSIP No.:

                  887364 30 5

Item 3.           Filings under Rules 13d-1(b), or 13d-2(b) or (c).

                  Not Applicable.

Item 4.           Ownership.

         (a)      Amount Beneficially Owned:

                  14,521,654

         (b)      Percent of Class:

                  Approximately 79.6%, based on 18,246,414 shares of Series C Common Stock of the Issuer outstanding as of December 31, 1999.

         (c)      Voting and Dispositive Power:

                  Mr. Stinehart has (i) sole power to vote or to direct the vote of 0 shares, (ii) shared power to vote or direct the vote of 14,521,654 shares, (iii) sole power to dispose or direct the

---------------------                                        ------------------
CUSIP NO. 887364 30 5                 13G                    PAGE 14 OF 23 PAGES
---------------------                                        ------------------



                  disposition of 0 shares and (iv) shared power to dispose of or direct the disposition of 14,521,654 shares of Series C Common Stock of the Issuer beneficially owned by him.

Item 5.           Ownership of Five Percent or Less of a Class.

                  Not Applicable.

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.

                  Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

                  Not Applicable.

Item 8.           Identification and Classification of Members of the Group.

                  Not Applicable.

Item 9.           Notice of Dissolution of Group.

                  Not Applicable.

Item 10.          Certification.

                  Not Applicable.

---------------------                                        ------------------
CUSIP NO. 887364 30 5                 13G                    PAGE 15 OF 23 PAGES
---------------------                                        ------------------



Item 1.           Issuer.

         (a)      Name of Issuer:

                  The Times Mirror Company (the "Issuer")

         (b)      Address of Issuer's Principal Executive Offices:

                  Times Mirror Square, Los Angeles, California 90053

Item 2.           Security and Background.

         (a)      Name of Person Filing:

                  The person filing this Schedule 13G is Camilla Chandler Frost, an individual.

         (b)      Principal Business Address:

                  The principal business address of Ms. Frost is Chandis Securities, 350 West Colorado Boulevard, Suite 230, Pasadena, California 91105.

         (c)      Citizenship:

                  Ms. Frost is a citizen of the United States.

         (d)      Title and Class of Securities:

                  Series C Common Stock. The Series C Common Stock is convertible into Series A Common Stock of the Issuer at any time on a one for one basis.

         (e)      CUSIP No.:

                  887364 30 5

Item 3.           Filings under Rules 13d-1(b), or 13d-2(b) or (c).

                  Not Applicable.

Item 4.           Ownership.

         (a)      Amount Beneficially Owned:

                  14,578,918

         (b)      Percent of Class:

                  Approximately 79.9%, based on 18,246,414 shares of Series C Common Stock of the Issuer outstanding as of December 31, 1999.

         (c)      Voting and Dispositive Power:

                  Ms. Frost has (i) sole power to vote or to direct the vote of 57,264 shares, (ii) shared power to vote or direct the vote of 14,521,654 shares, (iii) sole power to dispose or direct

---------------------                                        ------------------
CUSIP NO. 887364 30 5                 13G                    PAGE 16 OF 23 PAGES
---------------------                                        ------------------



                  the disposition of 57,264 shares and (iv) shared power to dispose of or direct the disposition of 14,521,654 shares of Series C Common Stock of the Issuer beneficially owned by her.

Item 5.           Ownership of Five Percent or Less of a Class.

                  Not Applicable.

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.

                  Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

                  Not Applicable.

Item 8.           Identification and Classification of Members of the Group.

                  Not Applicable.

Item 9.           Notice of Dissolution of Group.

                  Not Applicable.

Item 10.          Certification.

                  Not Applicable.

---------------------                                        ------------------
CUSIP NO. 887364 30 5                 13G                    PAGE 17 OF 23 PAGES
---------------------                                        ------------------



Item 1.           Issuer.

         (a)      Name of Issuer:

                  The Times Mirror Company (the "Issuer")

         (b)      Address of Issuer's Principal Executive Offices:

                  Times Mirror Square, Los Angeles, California 90053

Item 2.           Security and Background.

         (a)      Name of Person Filing:

                  The person filing this Schedule 13G is Douglas Goodan, an individual.

         (b)      Residence Address:

                  The residence address of Mr. Goodan is 2550 Aberdeen Avenue, Los Angeles, California 90027.

         (c)      Citizenship:

                  Mr. Goodan is a citizen of the United States.

         (d)      Title and Class of Securities:

                  Series C Common Stock. The Series C Common Stock is convertible into Series A Common Stock of the Issuer at any time on a one for one basis.

         (e)      CUSIP No.:

                  887364 30 5

Item 3.           Filings under Rules 13d-1(b), or 13d-2(b) or (c).

                  Not Applicable.

Item 4.           Ownership.

         (a)      Amount Beneficially Owned:

                  14,521,654

         (b)      Percent of Class:

                  Approximately 79.6%, based on 18,246,414 shares of Series C Common Stock of the Issuer outstanding as of December 31, 1999.

         (c)      Voting and Dispositive Power:

                  Mr. Goodan has (i) sole power to vote or to direct the vote of 0 shares, (ii) shared power to vote or direct the vote of 14,521,654 shares, (iii) sole power to dispose or direct the

---------------------                                        ------------------
CUSIP NO. 887364 30 5                 13G                    PAGE 18 OF 23 PAGES
---------------------                                        ------------------



                  disposition of 0 shares and (iv) shared power to dispose of or direct the disposition of 14,521,654 shares of Series C Common Stock of the Issuer beneficially owned by him.

Item 5.           Ownership of Five Percent or Less of a Class.

                  Not Applicable.

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.

                  Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

                  Not Applicable.

Item 8.           Identification and Classification of Members of the Group.

                  Not Applicable.

Item 9.           Notice of Dissolution of Group.

                  Not Applicable.

Item 10.          Certification.

                  Not Applicable.

---------------------                                        ------------------
CUSIP NO. 887364 30 5                 13G                    PAGE 19 OF 23 PAGES
---------------------                                        ------------------



Item 1.           Issuer.

         (a)      Name of Issuer:

                  The Times Mirror Company (the "Issuer")

         (b)      Address of Issuer's Principal Executive Offices:

                  Times Mirror Square, Los Angeles, California 90053

Item 2.           Security and Background.

         (a)      Name of Person Filing:

                  The person filing this Schedule 13G is Judy C. Webb, an individual.

         (b)      Residence Address:

                  The residence address of Ms. Webb is 19 Leeward Road, Belvedere, California 94920.

         (c)      Citizenship:

                  Ms. Webb is a citizen of the United States.

         (d)      Title and Class of Securities:

                  Series C Common Stock. The Series C Common Stock is convertible into Series A Common Stock of the Issuer at any time on a one for one basis.

         (e)      CUSIP No.:

                  887364 30 5

Item 3.           Filings under Rules 13d-1(b), or 13d-2(b) or (c).

                  Not Applicable.

Item 4.           Ownership.

         (a)      Amount Beneficially Owned:

                  14,521,654

         (b)      Percent of Class:

                  Approximately 79.6%, based on 18,246,414 shares of Series C Common Stock of the Issuer outstanding as of December 31, 1999.

         (c)      Voting and Dispositive Power:

                  Ms. Webb has (i) sole power to vote or to direct the vote of 0 shares, (ii) shared power to vote or direct the vote of 14,521,654 shares, (iii) sole power to dispose or direct the

---------------------                                        ------------------
CUSIP NO. 887364 30 5                 13G                    PAGE 20 OF 23 PAGES
---------------------                                        ------------------



                  disposition of 0 shares and (iv) shared power to dispose of or direct the disposition of 14,521,654 shares of Series C Common Stock of the Issuer beneficially owned by her.

Item 5.           Ownership of Five Percent or Less of a Class.

                  Not Applicable.

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.

                  Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

                  Not Applicable.

Item 8.           Identification and Classification of Members of the Group.

                  Not Applicable.

Item 9.           Notice of Dissolution of Group.

                  Not Applicable.

Item 10.          Certification.

                  Not Applicable.

---------------------                                        ------------------
CUSIP NO. 887364 30 5                 13G                    PAGE 21 OF 23 PAGES
---------------------                                        ------------------



Item 1.           Issuer.

         (a)      Name of Issuer:

                  The Times Mirror Company (the "Issuer")

         (b)      Address of Issuer's Principal Executive Offices:

                  Times Mirror Square, Los Angeles, California 90053

Item 2.           Security and Background.

         (a)      Name of Person Filing:

                  The person filing this Schedule 13G is Warren B. Williamson, an individual.

         (b)      Principal Business Address:

                  The principal business address of Mr. Williamson is Chandis Securities, 350 West Colorado Boulevard, Suite 230, Pasadena, California 91105.

         (c)      Citizenship:

                  Mr. Williamson is a citizen of the United States.

         (d)      Title and Class of Securities:

                  Series C Common Stock. The Series C Common Stock is convertible into Series A Common Stock of the Issuer at any time on a one for one basis.

         (e)      CUSIP No.:

                  887364 30 5

Item 3.           Filings under Rules 13d-1(b), or 13d-2(b) or (c).

                  Not Applicable.

Item 4.           Ownership.

         (a)      Amount Beneficially Owned:

                  14,521,654

         (b)      Percent of Class:

                  Approximately 79.6%, based on 18,246,414 shares of Series C Common Stock of the Issuer outstanding as of December 31, 1999.

         (c)      Voting and Dispositive Power:

                  Mr. Williamson has (i) sole power to vote or to direct the vote of 0 shares, (ii) shared power to vote or direct the vote of 14,521,654 shares, (iii) sole power to dispose or direct

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CUSIP NO. 887364 30 5                 13G                    PAGE 22 OF 23 PAGES
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                  the disposition of 0 shares and (iv) shared power to dispose of or direct the disposition of 14,521,654 shares of Series C Common Stock of the Issuer beneficially owned by him.

Item 5.           Ownership of Five Percent or Less of a Class.

                  Not Applicable.

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.

                  Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

                  Not Applicable.

Item 8.           Identification and Classification of Members of the Group.

                  Not Applicable.

Item 9.           Notice of Dissolution of Group.

                  Not Applicable.

Item 10.          Certification.

                  Not Applicable.

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CUSIP NO. 887364 30 5                 13G                    PAGE 23 OF 23 PAGES
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                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.


         /s/ GWENDOLYN GARLAND BABCOCK                   February 11, 2000
         ---------------------------------------         ----------------------
         Gwendolyn Garland Babcock


         /s/ BRUCE CHANDLER                              February 11, 2000
         ---------------------------------------         ----------------------
         Bruce Chandler


         /s/ WILLIAM STINEHART, JR.                      February 11, 2000
         ---------------------------------------         ----------------------
         William Stinehart, Jr.


         /s/ CAMILLA CHANDLER FROST                      February 11, 2000
         ---------------------------------------         ----------------------
         Camilla Chandler Frost


         /s/ DOUGLAS GOODAN                              February 11, 2000
         ---------------------------------------         ----------------------
         Douglas Goodan


         /s/ JUDY C. WEBB                                February 11, 2000
         ---------------------------------------         ----------------------
         Judy C. Webb


         /s/ WARREN B. WILLIAMSON                        February 11, 2000
         ---------------------------------------         ----------------------
         Warren B. Williamson